Exhibit 8.1
Tyler Resources Inc.
List of Subsidiaries

Wholly Owned Subsidiaries	Jurisdiction of Incorporation
Recursos Tyler SA de C.V.	Mexico
Tyler Diamondfields Inc.	Business Corporations Act Alberta-Inactive